Exhibit 3.2

AMENDMENT OF
PREFERRED SHARES RIGHTS AGREEMENT

THIS AMENDMENT is entered into as of August 23, 2004 by and between Cymer, Inc., a Nevada corporation (the “Company”), and American Stock Transfer and Trust Company, a New York banking corporation (“AST”).  Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Rights Agreement (defined below).

RECITALS

A.                                 On or about February 13, 1998, the Company entered into a Preferred Shares Rights Agreement (the “Rights Agreement”) with ChaseMellon Shareholder Services, L.L.C. (the “Predecessor Agent”) as Rights Agent.

B.                                   On January 13, 2003, the Company removed the Predecessor Agent and substituted AST as Rights Agent pursuant to Section 21 of the Rights Agreement and made certain additional amendments to the Rights Agreement in connection with AST’s substitution as Rights Agent.

C.                                   The Company wishes to further amend the Rights Agreement to provide that the Final Expiration Date be September 1, 2004, rather than February 13, 2008.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                     Clause (i) of Section 1 of the Rights Agreement, as amended, is hereby amended and restated to read in its entirety as follows:

‘(s)                          “FINAL EXPIRATION DATE” shall mean September 1, 2004.’

2.                                     Except as expressly amended on January 13, 2003 and modified herein, the Rights Agreement, as amended, shall remain in full force and effect.  In the event of any inconsistency between this Amendment and the Rights Agreement, the terms of this Amendment shall control.

3.                                     This Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date indicated above.

CYMER, INC.

By:	/s/ Nancy J. Baker
Name: Nancy J. Baker
Title: Senior Vice President, Chief Financial Officer and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President